UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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LATTICE SEMICONDUCTOR CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Supplement to 2026 Proxy
Statement
2026 Annual Meeting of Stockholders
May 1, 2026
1:00 p.m. Pacific Time
Why We Are Filing This Supplement
Lattice Semiconductor Corporation (“Lattice,” the “Company,” “we,” or “our”) is providing this supplemental proxy statement to our stockholders regarding matters to be considered at the 2026 Annual Meeting of Stockholders.
This supplement is intended to expand on the Company’s fiscal 2025 performance, leadership transition, and stockholder engagement efforts, and highlight the Company’s operating performance, governance responsiveness, leadership alignment following the completion of its executive leadership transition, and broadly experienced directors.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION, AND “FOR” ALL DIRECTOR NOMINEES.
Company Performance
2025 was a pivotal year where we delivered on what we said we would do: stabilized revenue, normalized channel inventories, and drove exceptional data center growth, with server revenues up approximately 85% year over year. We advanced our leading product roadmap, strengthened our software and solutions, and secured design wins across all our segments to fuel production ramps. We finished the year with strong momentum led by accelerating growth in AI and datacenters, higher Lattice FPGA attach rates per system and increasing ASPs as diversified customers move to our newer product platforms and solutions. When taken together, we believe Lattice is positioned for higher growth in 2026 and beyond.
Since the appointment of Ford Tamer as our CEO and completion of the broader leadership transition, including the hiring of Lorenzo Flores as our new CFO and the promotion of Erhaan Shaikh to Senior Vice President, Worldwide Sales, the Company has delivered meaningfully improved operating and market performance, strengthened execution discipline, and accelerated momentum across priority growth markets.

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Key financial, operational, and strategic successes in fiscal 2025 include:
*(Non-GAAP reconciliations included later in this proxy supplement)
▪	Stabilized revenue and returned the business to growth, exiting the year with momentum and GAAP Revenue growing 9.3% quarter over quarter, and 2.7% year over year
▪	Adjusted EBITDA growing nearly 13% year over year
▪	Adjusted EBITDA margin growing 320 basis points year over year
▪	New product revenue grew approximately 70% year over year
▪	Significant expansion of product portfolio by 60% in 2025
▪	Normalized channel inventory, achieving target channel inventory levels
▪	Record design wins, supporting future revenue growth
▪	Strengthened executive leadership team to support long-term strategy and execution
▪	Zero ELT attrition post-transition
This progress has been accompanied by significant appreciation in the Company’s market valuation and improving forward-looking outlook, reflecting increasing investor confidence in the post-transition leadership team.

LSCC Stock Price June 28, 2024 through April 8, 2026
$117
$107
$97
$87
$77
$67
$57
$47
$37
Ford Tamer Hired as CEO
Completion of Leadership Transition: Flores Hired as CFO / Shaikh Promoted to SVP
6/28/24
7/17/24
8/02/24
8/20/24
9/06/24
9/24/24
10/10/24
10/28/24
11/13/24
12/02/24
12/18/24
1/07/25
1/27/25
2/12/25
3/03/25
3/19/25
4/04/25
4/23/25
5/09/25
5/28/25
6/13/25
7/02/25
7/21/25
8/06/25
8/22/25
9/10/25
9/26/25
10/14/25
10/30/25
11/17/25
12/04/25
12/22/25
1/09/26
1/28/26
2/13/26
3/04/26
3/20/26
4/08/26

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Stockholder Engagement and Compensation Committee Responsiveness
Lattice values and regularly seeks stockholder feedback, and the Board and Compensation Committee undertook extensive shareholder outreach effort in 2025.
▪	Stockholders representing approximately 80% of outstanding shares were contacted, and
▪	discussions were held with holders representing approximately 53% of outstanding shares.
Feedback received during this process emphasized the importance of transparency around one-time versus recurring compensation, clearer articulation of award rationale and benchmarking, and continued emphasis on pay-for-performance alignment.
In response, the Compensation Committee enhanced disclosure in our 2026 proxy statement and took other investor-aligned actions described in our full proxy statement including:

What We Heard	What We Did
Clarify rationale for incentive program design and changes.	Clarified the rationale for and provided details on incentive design and changes, including alignment with long-term stockholder value and Company strategy.
Improve disclosure of incentive mechanics, guardrails, and targets.
Expanded disclosure of thresholds, targets, maximums, payout ranges, vesting mechanics, and ex-post outcomes where targets are not disclosed due to the competitively sensitive nature of the information.

Explain special and non-recurring programs.
Clarified the purpose, structure, and limited nature of special programs and the circumstances under which they may be used, as well as confirming any such awards have rigorous design features and appropriate governance oversight

Show balance of incentives and long-term performance focus.	Enhanced disclosure describing the rationale towards our weightings for our long-term, equity-based incentives and our disciplined growth metrics.
Clarify benchmarking and peer group practices.	Refined disclosure of peer group selection, competitive positioning and benchmarking practices, and use of market data, as well as refined the peer group for 2026 compensation decisions.
Explain multiple equity program alignment.	Clarified the design and Company-wide alignment of the Go for Gold program and described how the executive Revenue Growth PRSUs complement the Go for Gold Program.
Explain emphasis on revenue growth in incremental programs and where margin and earnings fit
Clarified that revenue growth is a leading indicator of long-term value creation and supports margin expansion through operating leverage and scale, while margin and operating income discipline remain embedded in the annual Corporate Incentive Plan.

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Stockholder feedback from this outreach were broadly supportive of Company’s annual compensation programs, and emphasized the importance of enhanced transparency around one-time versus recurring compensation, award rationale, and pay-for-performance alignment. This supplement builds on the Company’s prior disclosure enhancements by providing additional context regarding select fiscal 2025 awards in connection with the leadership transition.
Strengthening the Leadership Team
Our 2025 compensation decisions occurred during a deliberate leadership transition that the Board believes has strengthened the Company’s ability to execute its long-term strategy. After onboarding our new Chief Executive Officer in 2024, the Company took several critical leadership actions, including:
▪	recruiting a new Chief Financial Officer, and
▪	elevating a senior commercial leader with expanded global responsibilities.
These actions were taken amid a highly competitive semiconductor executive talent market, further intensified by accelerating investment in AI-enabled applications, advanced computing, and data-centric infrastructure, which has increased demand for experienced leadership across the industry.
Lorenzo Flores — SVP & Chief Financial Officer (New Hire)
Mr. Flores was recruited following a comprehensive search focused on identifying a chief financial officer with deep experience in the semiconductor industry and demonstrated capability to support transformation, scale, and disciplined execution in complex technology environments. He brings more than 30 years of financial leadership experience across global semiconductor and technology companies, with responsibility spanning financial planning and operations, reporting, treasury, tax, M&A, and investor engagement.
Prior to joining Lattice, Mr. Flores served in senior financial leadership roles at companies operating at scale and during periods of significant strategic change, including as Chief Financial Officer of Intel’s Foundry organization and Xilinx, and as Executive Vice Chairman of Kioxia. His experience supporting capital-intensive manufacturing, growth-oriented technology platforms, and margin improvement initiatives closely aligns with Lattice’s strategic priorities as it expands its presence in datacenter-adjacent, industrial, automotive, and AI-enabled end markets.
The Compensation Committee viewed Mr. Flores’s background, scope of experience, and strategic fit as directly responsive to the Company’s needs following its leadership transition, and structured his initial compensation package to competitively attract and align him with long-term stockholder value creation.
Erhaan Shaikh — SVP, Worldwide Sales (Promotion)
Mr. Shaikh was promoted following a sustained record of commercial leadership and execution within the Company and across the broader semiconductor industry. His experience leading global sales organizations at semiconductor companies serving infrastructure, embedded, and compute-intensive end markets closely aligns with Lattice’s strategic focus on datacenter, industrial, automotive, and AI-adjacent applications. In his role as Senior Vice President, Worldwide Sales, Mr. Shaikh assumed expanded global revenue accountability and responsibility for executing the Company’s commercial growth strategy across key regions and customers during a critical phase of strategic and organizational transition.

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Compensation-Setting Process
Each of Mr. Flores and Mr. Shaikh received a compensation package in connection with his new hire and promotion, respectively, consisting predominantly of equity incentive awards. The relative size of these awards reflects the scope of each executive’s role and the timing of hire or promotion during the leadership transition period, rather than any change in compensation philosophy or underlying program design. As new hire and promotion awards, these grants were larger in magnitude than annual awards to continuing executives under our regular annual compensation program. In determining fiscal 2025 incentive award sizes for these two NEOs, the Compensation Committee, with advice from its independent compensation consultant, evaluated:
▪	competitive market data for senior semiconductor executives, reflecting heightened competition driven by AI-related demand;
▪	the strategic importance of each role during a leadership and commercial transition;
▪	equity forfeited by Mr. Flores;
▪	the expanded scope and accountability of Mr. Shaikh’s promotion;
▪	how to create meaningful long-term alignment with the Company’s ambitious performance goals; and
▪	internal pay equity relative to the executive leadership team and CEO.
Both incentive award packages are predominantly performance-based, with substantial value contingent on multi-year TSR and revenue growth performance, including relative to an industry benchmark.
Award Composition and Purpose
A core objective of the fiscal 2025 compensation decisions was to align the executive leadership team around a shared, disciplined focus on sustained revenue growth as a leading indicator of long-term value creation. This emphasis began in 2024 and applied broadly across the executive leadership team.
The Revenue Growth PRSUs granted to Mr. Flores and Mr. Shaikh were intended to align them with the same long-term, performance-based incentive framework applicable to other senior executives, rather than to function as individualized or discretionary awards. The Revenue Growth PRSUs granted to Mr. Flores and Mr. Shaikh were made under the same executive revenue growth PRSU program applicable to the rest of the executive leadership team, and are subject to the same absolute revenue growth objectives, measurement periods, performance thresholds, and payout mechanics. The Revenue Growth PRSUs incorporate rigorous performance requirements, including absolute growth thresholds and a relative industry benchmark tied to Gartner’s Non-Memory Semiconductor Revenue Growth index.
Highly Competitive Talent Market
In the highly competitive semiconductor executive talent market, initial equity awards associated with external hires or significant role expansions are commonly significantly larger than standard annual grants, reflecting replacement value, forfeited compensation, and onboarding risk. As a result, the size of the initial and promotion equity awards granted to Mr. Flores and Mr. Shaikh are not directly comparable to annual awards to continuing executives.
The Committee took a thoughtful approach to establishing pay packages that would attract Mr. Flores to Lattice, and would tie both him and Mr. Shaikh to robust long-term incentives to align them with Lattice’s

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stockholders and other members of the executive team. The tables below provide additional disclosure around Mr. Flores’ and Mr. Shaikh’s fiscal 2025 equity awards and their purpose, addressing the additional transparency requested by shareholders and proxy advisors.
The following table summarizes the purpose and structure of Mr. Flores’s fiscal 2025 awards.

Target Value ($)(1)	Award Component	Purpose	Award Type	Vesting / Performance Period
1,000,000	Make-Whole Replacement(2)	Replaces forfeited equity from prior employer	RSUs	1 year
5,000,000	Hiring Inducement – Time-Based	Inducement to join and ownership alignment	RSUs	4-year ratable
2,500,000	Hiring Inducement – Performance-Based (TSR)	Long-term relative stock performance alignment, consistent with executive team	PSUs	3-year TSR
5,000,000	Hiring Inducement – Performance-Based (Revenue Growth)(3)	Long-term revenue execution and consistent executive alignment	PSUs	Four annual measurement periods through 2029
667,000	Sign-On Cash	Incentive to join	Cash	2-year clawback

(1)
Target value represents the target grant date value approved by the Compensation Committee. Target values differ from those reported in the Summary Compensation Table and Grants of Plan-Based Awards Table, which, in accordance with SEC rules, reflect the ASC 718 grant date fair value of time-based equity awards based on the single day closing price of our common stock on the date of grant and, for PRSUs, assuming a probable outcome of the applicable performance conditions.

(2)
A portion of Mr. Flores’s RSUs vested over a shorter period than the Company’s standard schedule because this tranche represented a make-whole award intended to replace near-term equity forfeited upon leaving his prior employer. The vesting schedule approximately mirrored the forfeited awards and reflects market-standard recruitment practice for senior executive hires, rather than an ongoing program feature.

(3)
The Revenue Growth PRSU contains rigorous performance requirements, including absolute growth thresholds and a relative industry benchmark tied to Gartner’s Non-Memory Semiconductor Revenue Growth index.

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The following table summarizes the purpose and structure of Mr. Shaikh’s fiscal 2025 awards.

Target Value ($)(1)	Award Component	Purpose	Award Type	Vesting / Performance Period
1,250,000	Promotion – Time-Based	Retention and role transition	RSUs	4-year ratable
1,250,000	Promotion – Performance-Based (TSR)	Long-term relative stock performance alignment, consistent with executive team	PSUs	3-year TSR
7,500,000	Promotion – Performance-Based (Revenue Growth)(2)	Long-term revenue execution and consistent executive alignment	PSUs	Four annual measurement periods through 2029
300,000	Go For Gold ELT Program	Broad-based growth alignment	PSUs	Two 1-year periods

(1)
Target value represents the target grant date value approved by the Compensation Committee. Target values differ from those reported in the Summary Compensation Table and Grants of Plan-Based Awards Table, which, in accordance with SEC rules, reflect the ASC 718 grant date fair value of time-based equity awards based on the single day closing price of our common stock on the date of grant and, for PRSUs, assuming a probable outcome of the applicable performance conditions.

(2)
The Revenue Growth PRSU contains rigorous performance requirements, including absolute growth thresholds and a relative industry benchmark tied to Gartner’s Non-Memory Semiconductor Revenue Growth index

Fiscal 2026 Compensation — Return to Regular Annual Practice
The Compensation Committee recognizes the importance of confirming that one-time, transition-related awards granted in fiscal 2025 do not represent the Company’s ongoing compensation baseline. With the executive leadership transition complete, fiscal 2026 compensation decisions reflect the Company’s regular annual compensation practices and governance framework.
Our 2026 program approved by the Compensation Committee in early fiscal 2026 reflects:
▪	No sign-on, make-whole, or other one-time equity awards were granted in connection with the fiscal 2026 annual grant cycle.
▪	Regular annual compensation practices, calibrated to peer-competitive levels and steady-state role responsibilities.
Qualified, Experienced Board
The Board and Nominating & Governance Committee believe that the Company’s current Board composition reflects a thoughtful balance of qualifications, experience, and perspectives relevant to overseeing the Company’s strategy and operations. Our director slate has two of eight directors who identify as female and one of eight directors who identifies as an underrepresented minority. Director nominations are based on an evaluation of skills, expertise, professional background, and the ability to contribute constructively to long-term stockholder value. The Board and Nominating & Governance Committee considers a broad range of attributes in its director selection process and periodically evaluates opportunities to enhance Board disclosure practices in connection with future proxy filings.

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Your Vote Matters
The Board of Directors recommends that stockholders vote FOR Proposal No. 3 Advisory Vote on Executive Compensation and FOR all director nominees. Additional information is available in the Company’s proxy statement filed with the SEC and on the Company’s investor relations website.
Forward-Looking Statements
Certain statements in the communication are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are neither historical facts nor assurances of future performance and may be forward-looking and involve risk and uncertainties. Such forward-looking statements include, but are not limited to, statements relating to our strategy, growth potential, business opportunities and future performance. Forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “may,” “expect,” “plan,” “project,” “anticipate,” “intend,” “forecast,” “future,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

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Appendix A
Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this proxy supplement makes reference to non-GAAP financial measures. Additional information regarding the non-GAAP measures is provided below(4):
Non-GAAP Reconciliation (in thousands)

	Year Ended
	January 3, 2026	December 28, 2024
Gross Margin Reconciliation
GAAP Gross margin	356,943	340,400
Stock-based compensation—gross margin(1)	5,397	2,779
Incentive compensation to be settled in equity - gross margin(2)	371	—
Non-GAAP Gross margin	362,711	343,179
Gross Margin % Reconciliation
GAAP Gross margin %	68.2%	66.8%
Stock-based compensation—gross margin(1)	1.0%	0.6%
Incentive compensation to be settled in equity - gross margin(2)	0.1%	—
Non-GAAP Gross margin %	69.3%	67.4%
Income from Operations Reconciliation
GAAP Income (loss) from operations	11,232	34,457
Stock-based compensation(1)	116,294	53,718
Incentive compensation to be settled in equity(2)	6,605	—
Transformation charges	5,388	2,770
Legal expenses(3)	1,107	5,248
Amortization of acquired intangible assets	52	3,479
Restructuring and other(2)	5,000	14,016
Impairment charges	3,497	13,929
Non-GAAP Operating Income	149,175	127,617
Reconciliation of Net income to Adjusted EBITDA
GAAP Net income	3,084	61,131
Interest (income) expense, net	(2,896)	(3,948)
Income tax expense (benefit)(3)	10,293	(24,902)
Amortization of acquired intangible assets	52	3,479
Depreciation and other amortization	34,333	34,502
Stock-Based Compensation(1)	116,294	53,718
Incentive compensation to be settled in equity(2)	6,605	—
Transformation Charges	5,388	2,770
Legal expenses(4)	1,107	5,248
Restructuring and other	5,000	14,016
Impairment charges	3,497	13,929
Write-off of debt costs and nonrecoverable investment	198	2,023
Adjusted EBITDA	182,955	161,966
Reconciliation of Net income margin to Adjusted EBITDA margin
GAAP Net income (loss) margin	0.6%	12.0%
Cumulative effect of EBITDA adjustments	34.4%	19.8%
Adjusted EBITDA margin	35.0%	31.8%
Gross Margin %
GAAP Gross margin %	68.2%	66.8%
Stock-based compensation—gross margin(1)	1.0%	0.6%
Incentive compensation to be settled in equity - gross margin(2)	0.1%	—
Non-GAAP Gross margin %	69.3%	67.4%
(1)	Includes stock-based compensation and related payroll tax expenses.
(2)	Includes accruals for the portion of our annual incentive plan that we intend to settle in equity.
(3)	Includes legal expenses outside the ordinary course of business.
(4)	A schedule reconciling additional non-GAAP to GAAP measures as presented in this proxy supplement is available in our Form 8-K dated February 10, 2026.

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